THE STEAK N SHAKE COMPANY PROPOSES TO ACQUIRE FREMONT MICHIGAN INSURACORP, INC. FOR $24.50 PER SHARE IN CASH AND STOCK

INDIANAPOLIS, IN — December 21, 2009 — The Steak n Shake Company (NYSE: SNS) announced today its intent to acquire 100% of the issued and outstanding shares of common stock of Fremont Michigan InsuraCorp, Inc. (OTC Bulletin Board: FMMH.OB) that it does not already own, through an appropriate acquisition entity for $24.50 per share (the "Purchase Price"). 50% of the Purchase Price would be paid in cash, and 50% would be paid in shares of the common stock of Steak n Shake. Stockholders of Fremont would be given an opportunity to elect to receive the Purchase Price in cash, shares of Steak n Shake, or a combination thereof, so that the consideration will be subject to proration if the elections do not equal 50% cash and 50% stock. The offer is not subject to any financing contingency. The offer price represents an 11.3% premium to today's closing price of Fremont's common stock.

Steak n Shake is filing for regulatory approval from the Michigan Office of Financial and Insurance Regulation.

Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Steak n Shake cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Steak n Shake does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Steak n Shake and its business can be found in the company's filings with the SEC.

CONTACT:  Duane Geiger, +1-317-633-4100